ARTICLES OF AMENDMENT
                                OF
                   INNOVATIVE COATINGS CORPORATION

                                 I.

     The name of the corporation is INNOVATIVE COATINGS CORPORATION.

                                II.

     The Articles of Incorporation are amended by adding the following language at the end of Article V:

         "Series A. Preferred Stock

     Shall have the designation, rights, preferences, powers, restrictions and limitations set forth in a supplement of Article V as follows:

    1.    Dividends.

          The holders of the Series A Preferred Stock shall not be entitled to receive dividends.

    2.     Liquidation, Dissolution or Winding Up.

     (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any other class or series of stock of the Company ranking on liquidation prior and in preference to the Series A Preferred Stock (collectively referred to as "Senior Preferred Stock"), but before any payment shall be made to the holders of Junior Stock by reason of their ownership thereof, an amount equal to $.0001 per share of Series A Preferred Stock. If upon any such liquidation, dissolution or winding up of the Company the remaining assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series A Preferred Stock and any class or series of stock (the "Preferred Stock") ranking on liquidation on a parity with the Series A Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Company in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

     (b) After the payment of all preferential amounts required to be paid to the holders of Senior Preferred Stock upon the dissolution, liquidation, or winding up of the Company, all the remaining assets and funds of the Company available for distribution to its stockholders shall be distributed ratably among the holders of the Series A Preferred Stock, such other series of Preferred Stock as are constituted as similarly participating, and the Common Stock, with each share of Series A Preferred Stock being deemed, for such purpose, to be equal to the number of shares of Common Stock, including fractions of a share, into which such share of Series A Preferred Stock is convertible immediately prior to the close of business on the business day fixed for such distribution.

    3.     Non-Voting.

     (a) No holder of outstanding shares of Series A Preferred Stock shall be entitled to vote at each meeting of stockholders of the Company (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Company for their action or consideration.

    4.     Optional Conversion.

     The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

      (a) Right to Convert. Each share of Series A Preferred Stock shall be convertible (the "Conversion"), the holder thereof, at any time and from time to time, into an equal number of fully paid and nonassessable shares of the Common Stock.

     (b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock.

     (c) Mechanics of Conversion.

        (i) In order to convert shares of Series A Preferred Stock into shares of Common Stock, the holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock at the office of the transfer agent (or at the principal office of the Company if the Company serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of shares represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent or the Company shall be the conversion date ("Conversion Date"). The Company shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder, or to his nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled.

      (ii) All shares of Series A Preferred Stock, which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor. Any shares of Series A Preferred Stock so converted shall be retired and cancelled and shall not be reissued, and the Company may from time to time take such appropriate action as may be necessary to reduce the number of shares of authorized Series A Preferred Stock accordingly.

     (d) Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion then in effect immediately before that subdivision shall be proportionately decreased. If the Company shall at any time or from time to time after the Original Issue date combine the outstanding shares of Common Stock, the Conversion then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

     (e) Notice of Record Date. In the event that the Company subdivides or combines its outstanding shares of Common Stock; then the Company shall cause to be filed at its principal office or at the office of the transfer agent of the Series A Preferred Stock, and shall cause to be mailed to the holders of the Series A Preferred Stock at their last addresses as shown on the records of the Company or such transfer agent, at least ten days prior to the record date specified in the record date of such subdivision or combination,

    5.     Mandatory Conversion.

      (a) The Company may, at its option, require all (and not less than all) holders of shares of Series A Preferred Stock then outstanding to convert their shares of Series A Preferred Stock into shares of Common Stock, at the then effective Conversion pursuant to Section 4, at any time on or after December 31, 1999, or (2), the conversion into Common Stock of a majority of the outstanding shares of Series A Preferred Stock; on such date as less than 4,600,000 shares of Series A Preferred Stock shall be outstanding.

      (b) All holders of record shares of Series A Preferred Stock then outstanding will be given at leas 10 days' prior written notice of the date fixed and the place designated for mandatory or special conversion of all such shares of Series A Preferred Stock pursuant to this Section
5. Such notice will be sent by first class or registered mail, postage prepaid, to each record holder of Series A Preferred Stock at such holder's address last shown on the records of the transfer agent for the Series A Preferred Stock (or the records of the Company, if it serves as its own transfer agent).

                                   III.

     This Amendment was duly adopted and approved by the Directors of the Corporation in accordance with the provisions of section 14-2-602 and 14-2-1002 of the Georgia Business Corporation Code on June 1, 1998. Shareholder approval was not required. The amendment does not provide for the exchange, reclassification or cancellation of issued shares.

     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be made under the seal of the Corporation and signed and attested by its duly authorized officers this 1st day of June, 1998.

                                      INNOVATIVE COATINGS CORPORATION

                                      By: /s/ Jerry S. Phillips
                                      Name:  Jerry S. Phillips
                                      Title: President


(Corporate Seal)
Attest:
/s/ C. Wayne Bean
Name: C. Wayne Bean
Title: Vice President